Exhibit 10.3


                 SECOND AMENDMENT TO AMENDED AND RESTATED
                      AGREEMENT RESPECTING EMPLOYMENT


This Second Amendment ("Amendment") to Amended and Restated Agreement Respecting Employment dated as of July 10, 1989, as amended (the "Agreement"), by and between Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), and William D. Ruckelshaus ("Employee") is entered into by and between the Company and Employee effective as of September 7, 1994, as follows:

1. Section 3.D(ii) of the Agreement shall be replaced in its entirety and shall hereafter read as follows:

          "(ii) Employee's Rights Upon Change in Control. If a Change in Control (as defined in subsection (b) of Section 3(D)(i)) occurs while the Employee is on full-time employment status with the Company and thereafter any of the events specified in Section 4.C.(ii) occur giving Employee the right to place himself on part-time employment status, the Employee may, in his sole discretion, within twelve (12) months after the occurrence of the first such event, give notice to the Secretary of the Company that he intends to elect to exercise his rights under this Section 3(D) (the "Notice of Intention"). Within thirty (30) days after the Company's receipt of the Notice of Intention, the Company shall provide written notice to the Employee setting forth the Company's computation of the amount that would be payable pursuant to subsection (iii) of this Section 3(D), accompanied by the written opinion of the Company's independent certified public accountants confirming the Company's computation. If the Employee takes exception to the Company's computation of such amount, the Employee may (but shall not be prejudiced in this right to later contest the amount actually paid by failure to do so) give a further written notice to the Company setting forth in reasonable detail the Employee's exceptions to the Company's computation, accompanied by the written opinion of the Employee's tax advisor confirming the basis for such exceptions. Exercise by the Employee of his rights pursuant to this Section 3(D) shall only be made by giving further notice to the Secretary of the Company (the "Notice of Exercise") within six (6) months from the date of the Notice of Intention.

2. As amended hereby, the terms of the Agreement shall be and remain in full force and effect.


IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment to Amended and Restated Agreement as of the day and year indicated above.

EMPLOYEE:                          BROWNING-FERRIS INDUSTRIES, INC.



By:__________________________      By:_____________________________
     William D. Ruckelshaus        Name:   Gerald Grinstein
                                   Title:  Chairman of the
                                         Compensation Committee of
                                         the Board of Directors